Exhibit 10.1

August 12, 2021

MedTech Acquisition Corporation

600 Fifth Avenue, 22nd Floor

New York, NY 10022

Memic Innovative Surgery Ltd.

6 Yonatan Netanyahu,
Or Yehuda 6037604, Israel

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (“Sponsor Letter Agreement”) is being delivered in accordance with that certain Business Combination Agreement (“BCA”), dated on or about the date hereof, by and among Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and MedTech Acquisition Corporation, a Delaware corporation (“SPAC”), pursuant to which Merger Sub will merge with and into SPAC (“Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company. Capitalized terms used in this Sponsor Letter Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In order to induce the Company and SPAC to enter into the BCA and proceed with the Merger and in recognition of the benefit that the Merger will confer on the undersigned, in consideration for the covenants and inducements made by the SPAC Sponsor pursuant to this Sponsor Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “SPAC Sponsor”), the Company, the undersigned individuals, each of whom is a member of SPAC’s board of directors or its management team (each, an “Insider” and collectively, the “Insiders”), and SPAC agree to the following. Each of the SPAC Sponsor, the Company, the Insiders and SPAC are referred to herein as a “Party” and collectively as the “Parties.”

1.             The SPAC Sponsor and each Insider will (i) vote all shares of Class B common stock of SPAC, par value $0.0001 per share (“Sponsor Shares”), and all shares of Class A common stock of SPAC, par value $0.0001 per share (“SPAC Shares”) (including all SPAC Shares issuable upon the conversion of Sponsor Shares and all SPAC Shares underlying units of SPAC) beneficially owned by him, her or it in favor of the Merger and each other proposal related to the Merger included on the agenda for the special meeting of stockholders relating to the Merger, (ii) when such meeting of stockholders is held, appear at such meeting or otherwise cause the Sponsor Shares and SPAC Shares beneficially owned by him, her or it to be counted as present thereat for the purpose of establishing a quorum and (iii) vote all Sponsor Shares and SPAC Shares beneficially owned by him, her or it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or result in a breach of any covenant or other obligation or agreement of the SPAC Sponsor or any Insider contained in this Sponsor Letter Agreement. The obligations of the SPAC Sponsor and each Insider specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the SPAC Board (as defined in BCA).

2.             The SPAC Sponsor and each Insider agrees that the Sponsor Shares and SPAC Shares beneficially owned by him, her or it may not be sold, transferred, pledged, encumbered, assigned, hedged, swapped, converted or otherwise disposed of (collectively, “Transferred”) prior to the Effective Time, (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, and the SPAC Sponsor and each Insider agree not to enter into any Contract or option with respect to the Transfer of any Sponsor Shares or SPAC Shares; provided, however, that the foregoing shall not apply to any transfer (i) to SPAC’s officers or directors, any Affiliates or family member of any of SPAC’s officers or directors, any members of SPAC Sponsor or their Affiliates, or any Affiliates of SPAC Sponsor; (ii) by private sales or transfers made in connection with the transactions contemplated by the BCA; and (iii) by virtue of the SPAC Sponsor’s organizational documents upon liquidation or dissolution of the SPAC Sponsor; provided, that any transferee of any transfer of the type set forth in clauses (i) through (iii) must enter into a written agreement with the Company, in form and substance reasonably satisfactory to the Company, agreeing to be bound by paragraphs 1-3 of this Sponsor Letter Agreement prior to the occurrence of such transfer. Any Transfer in violation of this Section 2 with respect to the Sponsor Shares or SPAC Shares shall be null and void.

3.             SPAC Sponsor and each Insider acknowledges that he, she or it is a party to a letter agreement with SPAC dated on or about December 17, 2020 (“Existing Letter Agreement”), which includes, among other things, an agreement to vote the Sponsor Shares and SPAC Shares in favor of a Business Combination (as defined in the Existing Letter Agreement), transfer restrictions with respect to the Sponsor Shares and SPAC Shares, a waiver of their redemption rights with respect to shares of Capital Stock (as defined in the Existing Letter Agreement) owned by them in connection with the consummation of a Business Combination or a stockholder vote to approve certain amendment to the Charter (as defined in the Existing Letter Agreement), and a waiver of any and all right, title, interest or claim of any kind in or to any monies held in the Trust Account (as defined in the Existing Letter Agreement) or any other asset of SPAC. SPAC Sponsor and each Insider acknowledges and agrees that this Sponsor Letter Agreement is made in addition to, and does not otherwise amend, modify, terminate, or replace, the Existing Letter Agreement.

4.             As and when requested, the Company and SPAC shall deliver to the SPAC Sponsor a representation letter supporting the Intended Tax Treatment, in substantially the form attached hereto.

5.             Immediately following the consummation of the Merger, the SPAC shall contribute at least fifty percent (50%) of its total cash and liquid assets (after taking into account the payment of the Aggregate SPAC Stockholder Redemption Payments Amount and payment of expenses incurred by the SPAC in connection with the Merger) to Memic Inc., in exchange for such number of shares of capital stock of Memic Inc. representing an 80% or greater interest in Memic Inc., as calculated based on the book value of such capital stock on the Closing Date. Memic Inc. shall use the cash and other liquid assets contributed in this Section 5 to either make loans to the Company for use by the Company in its business activities or for use by Memic Inc. in its business activities. Notwithstanding the foregoing, the SPAC shall be permitted to make any distribution permitted under Section 6.b. below prior to the foregoing contribution.

6.             During the two-year period beginning on (and including) the Closing Date, the Company shall use reasonable best efforts to comply with the following covenants:

a.            The Company shall not cause, and shall not permit any Subsidiary of the Company to cause, SPAC to be dissolved, liquidated, or otherwise cease to be treated as a corporation for U.S. federal income tax purposes.

b.            The SPAC shall not distribute to the Company an aggregate amount greater than (i) $125,000,000, minus (ii) the Aggregate SPAC Stockholder Redemption Payments Amount paid out of the Trust Account in connection with the Merger.

c.            The Company shall not dispose of, and shall not cause or permit any member of the “qualified group” (as defined in Treasury Regulation Section 1.368-1(d)) of the Company (the “Company Qualified Group”) to dispose of, any SPAC Shares or any shares of capital stock of Memic Inc., other than as a result of a transfer to a member of the Company Qualified Group. For the avoidance of doubt, the term “Company Qualified Group” includes the Company itself.

d.            The aggregate value of the assets of SPAC used during such two-year period for purposes other than Permitted Uses shall not exceed the greater of (i) fifty percent (50%) of the sum of the SPAC Cash and the Aggregate SPAC Stockholder Redemption Payments Amount, or (ii) the Aggregate SPAC Stockholder Redemption Payments Amount. For this purpose, a “Permitted Use” is a use for one or more of the following purposes: (1) funding investments (other than investments in debt instruments or equity instruments issued by a member of the Company Qualified Group) or other business activities to be conducted by SPAC; or (2) transferring cash or other property to members of the Company Qualified Group via “arm’s length” loans or equity investments for the purpose of funding the business operations of the Company Qualified Group (provided that the interest rate under any such loans may be greater than or equal to the Applicable Federal Rate pursuant to Internal Revenue Code Section 1274(d) and applicable Treasury Regulations applicable to such loans and may be subject to adjustment to conform to applicable transfer pricing rules). For the avoidance of doubt, the use of SPAC assets to (i) redeem shares of SPAC Class A Stock pursuant to the SPAC Stockholder Redemption or (ii) fund any payments, directly or indirectly, to Company shareholders, is not a Permitted Use, and the contribution by the SPAC to Memic Inc. provided for in Section 5 above is a Permitted Use.

e.            Notwithstanding anything herein to the contrary, the Company shall notify the SPAC Sponsor in writing (in sufficient detail) prior to the use of any SPAC Cash other than for Permitted Uses.

7.             Each Party shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take or cause to be taken any action that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment. Each Party shall report for all U.S. federal income tax purposes in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment, unless otherwise required by Legal Requirements. As of the date hereof, no Group Company is aware of any agreement or plan of a Group Company that would prevent the Merger from qualifying for the Intended Tax Treatment. If after the date hereof and prior to the Closing Date a Group Company becomes aware of any agreement or plan of a Group Company that would prevent the Merger from qualifying for the Intended Tax Treatment, the Company shall promptly notify the other Parties in writing.

8.             The Company and SPAC shall promptly notify SPAC Sponsor following receipt of any notice by the Company, SPAC or any of their respective Affiliates of any Legal Proceeding initiated by any Governmental Entity in respect of, or otherwise investigating, challenging or disputing the position that the Merger qualifies for the Intended Tax Treatment (a “Tax Claim”). Such notification shall specify in reasonable detail the basis for such Legal Proceeding and shall include a copy of the relevant portion of any correspondence received from the applicable Governmental Entity. To the extent any such Tax Claim relates to issues other than Section 7874, SPAC Sponsor shall have the right to fully defend, settle or compromise any such Tax Claim at its sole cost and expense with respect to such defense, and the Company and SPAC shall file with the applicable Governmental Entity any powers of attorney or similar authorities reasonably requested by SPAC Sponsor; provided, however, that (i) SPAC Sponsor shall have provided the Company and SPAC with written notice electing to control such Tax Claim within thirty (30) days after receiving written notice from the Company or SPAC of such Tax Claim, (ii) SPAC Sponsor shall provide the Company and SPAC with a timely and reasonably detailed account of the progress of such Tax Claim, (iii) the Company and SPAC shall have the right to attend proceedings and conferences and participate with respect to such Tax Claim, and (iv) SPAC Sponsor shall consider in good faith any reasonable comments received in writing from the Company or SPAC prior to settling, compromising or ceasing to defend any such Tax Claim. To the extent any Tax Claim relates solely to Section 7874, the Company and SPAC shall have the right to fully defend, settle or compromise such Tax Claim; provided, however, that (i) the Company and SPAC shall have provided the SPAC Sponsor with written notice of the commencement of such Tax Claim and with timely and reasonably detailed accounts of the progress of such Tax Claim, and (ii) the Company and SPAC shall not negotiate or contest such Tax Claim in a manner that is intentionally designed to result in a less favorable resolution with respect to any Tax Claim that relates to issues other than Section 7874. The Company and SPAC shall not settle, compromise, appeal any adverse determination in or abandon any Tax Claim without obtaining the prior written consent of SPAC Sponsor (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the foregoing covenants and right to control and defend shall be limited solely to the extent any Governmental Entity challenges the Intended Tax Treatment or any item, matter or circumstance that could reasonably impact the Intended Tax Treatment (which, for the avoidance of doubt, could be part of a more expansive Legal Proceeding), and shall not apply to any other Legal Proceeding related to Taxes of the Company and SPAC. In the event of any Tax Claim (whether initiated at the level of the SPAC Sponsor or at the level of the Company, the SPAC, or any of their respective Affiliates), the Company, the SPAC, and their respective Affiliates shall reasonably cooperate with SPAC Sponsor. Such cooperation shall include the provision of records and information reasonably requested by SPAC Sponsor in connection with such Tax Claim and making their respective employees, officers, advisors, agents, and representatives available to SPAC Sponsor on a mutually convenient basis to provide additional information and explanation.

9.             After the Closing Date, the Company shall cause SPAC to comply with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) unless otherwise required by Legal Requirements.

10.            With respect to each taxable year of the Company ending after the Closing Date, the Company shall use reasonable best efforts to (i) determine if it is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for such taxable year, and (ii) make such determination within one hundred twenty (120) days after the end of such taxable year. If the Company determines that it is a PFIC for a taxable year ending after the Closing Date, the Company shall use reasonable best efforts to timely provide to its shareholders all information (for such taxable year and for subsequent taxable years) with respect to the Company and its Subsidiaries that is reasonably necessary for any such shareholder (or any direct or indirect owner of such shareholder) to make and maintain a qualified electing fund election pursuant to Section 1295 of the Code with respect to the Company (and any of its Subsidiaries that is a PFIC).

11.           Effective as of immediately prior to the conversion of the Sponsor Shares in connection with the consummation of the Transactions, the SPAC Sponsor and the Insiders hereby irrevocably and unconditionally relinquish and waive (the “Waiver”) any and all rights that the SPAC Sponsor or any Insider has or will have under Article Fourth, Section 4.3(b)(ii) of the SPAC’s amended and restated certificate of incorporation (the “Charter”) to receive SPAC Shares in excess of the number issuable at the Initial Conversion Ratio (as defined in the Charter) (the “Excess Shares”) as a result of any adjustment in connection with the Transactions. Each of the SPAC Sponsor and each Insider agrees that, to the extent the SPAC Sponsor or such Insider receives any Excess Shares as a result of any adjustment in connection with the Transactions, the SPAC Sponsor or such Insider, as applicable, shall promptly return or cause the return of such shares to SPAC for cancellation. In the event the BCA is terminated in accordance with its terms, the Waiver shall be void and of no force and effect.

12.           The SPAC Sponsor hereby represents and warrants to the Company as follows:

a.            The execution, delivery and performance by the SPAC Sponsor and each Insider of this Sponsor Letter Agreement and the consummation by the SPAC Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person, (iii) result in the creation of any encumbrance on any SPAC Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of the SPAC Sponsor’s certificate of formation and limited liability company agreement, as amended, modified or supplemented from time to time.

b.            As of the date of this Agreement, the SPAC Sponsor and the Insiders (i) own exclusively of record and have good and valid title to 6,250,000 Sponsor Shares and zero (0) SPAC Shares (excluding, for such purposes, SPAC Shares issuable upon conversion of Sponsor Shares), free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (A) this Sponsor Letter Agreement, (B) applicable securities Legal Requirements, and (C) SPAC’s Governing Documents, and (ii) have the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Sponsor Shares and SPAC Shares, and neither the SPAC Sponsor and the Insiders own, directly or indirectly, any other Sponsor Shares or SPAC Shares.

c.            The SPAC Sponsor and the Insiders have the power, authority and capacity to execute, deliver and perform this Sponsor Letter Agreement and this Sponsor Letter Agreement has been duly authorized, executed and delivered by the SPAC Sponsor.

13.           This Sponsor Letter Agreement and the Existing Letter Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all Parties.

14.           No Party may assign its rights or obligations under this Sponsor Letter Agreement without the prior written consent of all the other Parties. Any purported assignment in violation of the immediately preceding sentence shall be null and void. This Sponsor Letter Agreement shall be binding on the Parties and their permitted assigns.

15.           During the period from the date of this Sponsor Letter Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, neither the SPAC Sponsor nor any Insider shall, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with a SPAC Business Combination (except that the SPAC Sponsor or any insider shall be permitted to disclose non-public information about the Company to its limited partners, members, or shareholders of the limited purpose of securing the corporate or other power and authority to execute and perform this Sponsor Letter Agreement, provided the SPAC Sponsor an any Insider takes reasonable efforts to cause such Persons to comply with this Section 15); or (iv) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The SPAC Sponsor and each Insider shall immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination. If the SPAC Sponsor or any Insider or any of their Affiliates receives any inquiry or proposal regarding a SPAC Acquisition Proposal, then such SPAC Sponsor or Insider shall, to the extent legally and contractually permitted: (A) notify the Company promptly (and in any event within twenty-four (24) hours) following receipt by such SPAC Sponsor or any Insider of any SPAC Acquisition Proposal, and describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of the Persons making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications or other material developments with respect to such SPAC Acquisition Proposal or information. The SPAC Sponsor and each Insider also agrees that, immediately following the execution of this Sponsor Letter Agreement, the SPAC Sponsor and each Insider shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a SPAC Acquisition Proposal.

16.           Notwithstanding anything in this Agreement to the contrary, (i) neither of the SPAC Sponsor nor any Insider shall be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), other shareholders of the Company, employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 15, and (ii) neither the SPAC Sponsor nor any Insider makes any representations or warranties with respect to the actions of any of the Company Related Parties.

17.            The SPAC Sponsor and each Insider agree not to take any action that would make any representation or warranty of the SPAC Sponsor or any Insider contained herein untrue or incorrect or have the effect of preventing or disabling the SPAC Sponsor or any Insider from performing its obligations under this Sponsor Letter Agreement.

18.            The provisions set forth in Sections 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), and 11.13 (Waiver), of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Sponsor Letter Agreement, mutatis mutandis.

19.           The representations, warranties, covenants, obligations, or other agreements in this Sponsor Letter Agreement set forth in paragraphs 1-2, 11-12 and 15-16 shall terminate on the earlier of (i) the Closing and (ii) the termination of the BCA in accordance with its terms. Notwithstanding any provision of the BCA to the contrary, the representations, warranties, covenants, obligations, or other agreements in this Sponsor Letter Agreement set forth in paragraphs 3-10, 13-14, and 17-18, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing; provided, further, that this Sponsor Letter Agreement (including the representations, warranties, covenants, obligations or other agreements set forth in paragraphs 3-10, 13-14, and 17-18 of this Sponsor Letter Agreement) shall otherwise terminate, and have no further force and effect, only (A) upon the written agreement of each of the Parties, or (B) if the BCA is terminated in accordance with its terms prior to the Closing. In all respects, any termination of this Sponsor Letter Agreement shall not relieve the Parties from liability for any breach of this Sponsor Letter Agreement prior to its termination. Prior to any valid termination of the BCA, the SPAC Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Legal Requirements to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein.

[Signature Page Follows]

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

COMPANY:

MEMIC INNOVATIVE SURGERY LTD.

By:	/s/ Dvir Cohen
Name: Dvir Cohen
Title: CEO

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

SPAC:

MEDTECH ACQUISITION CORPORATION

By:	/s/ Karim Karti
Name: Karim Karti
Title: Chairman of the Board

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

SPONSOR:

MEDTECH ACQUISITION SPONSOR LLC

By:	/s/ Christopher Dewey
Name: Christopher Dewey
Title: Managing Member

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

INSIDERS:

/s/ Karim Karti
Karim Karti

/s/ Christopher Dewey
Christopher C. Dewey

/s/ David J. Matlin
David J. Matlin

/s/ Robert H. Weiss
Robert H. Weiss

/s/ Maurice R. Ferré
Maurice R. Ferré

/s/ Ivan Delevic
Ivan Delevic

/s/ Martin Roche
Martin Roche

/s/ Thierry Thaure
Thierry Thaure

/s/ Manuel Aguero
Manuel Aguero

/s/ David L. Treadwell
David L. Treadwell

[Signature Page to Sponsor Letter Agreement]